Exhibit 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION ENGAGES COMMERCIAL STRATEGY, LLC TO PURSUE LICENSING EFFORTS

REDWOOD CITY, Calif., November 14, 2007 – Ampex Corporation (Nasdaq:AMPX) today announced that it has entered into an agreement with Commercial Strategy, LLC to assist Ampex in pursuing a new licensing strategy, wherein possible strategic partnerships and other business relationships may be identified and developed. The Company believes Commercial Strategy is well positioned to identify actionable licensing opportunities and has the background, intellectual property monetization experience and long-standing major corporate client relationships to assist Ampex in achieving significant economic and strategic goals. A previous agreement with M•CAM, Inc. will expire in January 2008 in accordance with its terms.

Commercial Strategy, LLC, www.commercialstrategy.com, is a management and intellectual property consulting firm with deeply experienced principals and staff who have advised business leaders in Fortune 500 companies in more than 40 successful intellectual property engagements which have produced significant monetary and strategic value for their clients.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is a leading innovator and licensor of technologies for the visual information age, as well as a manufacturer of high-performance data storage products principally used in defense applications.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the risks that any of the Company’s licensing strategies may not be successful, that its royalties may decline in future periods, and the other risks and uncertainties disclosed in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.